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FOR IMMEDIATE RELEASE

            LAMONTS APPAREL, INC. BEGINS PRELIMINARY MERGER DISCUSSIONS
                         WITH TROUTMAN INVESTMENT COMPANY,
                  ADOPTS STOCKHOLDER RIGHTS PLAN, BYLAW AMENDMENTS

KIRKLAND, WASH. - Jan. 12, 1999 - Lamonts Apparel, Inc. (OTC:LMNT) today announced that it has entered into preliminary discussions with Troutman Investment Company regarding a possible business combination between Lamonts and Troutman, an Oregon-based privately-held retailer. Troutman has acquired approximately 30 percent of Lamonts' common stock (on a fully diluted basis), according to a 13-D filing Troutman made on Jan. 4, 1999 with the Securities and Exchange Commission. Troutman also disclosed in its SEC filing that it acquired those securities with the intention of entering into merger negotiations with Lamonts. There is no assurance that these discussions will result in any transaction that the board of directors of Lamonts would be willing to accept and approve. Lamonts does not intend to disclose any details of the discussions with Troutman pending their outcome.

In connection with these preliminary discussions, Troutman has agreed not to acquire additional securities of Lamonts (other than the BEA Associates securities referred to below) or take certain other unilateral action until the earlier of Feb. 28, 1999 or 14 days after either party gives a termination notice to the other.

Lamonts also adopted a Stockholder Rights Plan today to assist its stockholders in realizing fair value and equal treatment in the event of any attempted takeover. In addition, the company's board of directors adopted certain bylaw amendments related to use of the proxy machinery.

"The board is amenable to considering any transaction that offers full value to our stockholders," said Alan R. Schlesinger, Lamonts' chairman of the board and chief executive officer. "The action we have taken today significantly enhances the protection afforded to our stockholders without impeding our ability to pursue transactions in their best interests."

Under the Rights Plan, which is effective immediately, a dividend of one Stock Purchase Right is being declared for each share of common stock outstanding at the close of business on Jan. 22, 1999. In addition, each new share of common stock issued after this date and prior to the triggering of the rights or under the various classes of warrants and options Lamonts has outstanding, will be issued with a Stock Purchase Right attached to it. No separate certificates evidencing the rights will be issued unless and until they become exercisable. There are currently 9,000,000 shares of Common Stock A and 10 shares of Common Stock B outstanding.

The rights generally will not become exercisable until a person or group acquires beneficial ownership of shares of common stock of Lamonts which represent 15 percent or more of the combined voting power of the Class A and Class B common stock of Lamonts in a transaction that is not approved in advance by the board of directors. In that event, each Right will entitle the holder, other than the unapproved acquiror and its affiliates, to buy common stock of Lamonts at 50 percent of its market value for the

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Right's then current exercise price (initially $6.00, subject to adjustment).
In addition, if the rights were triggered by such a non-approved acquisition and Lamonts were thereafter to be acquired in a merger in which all stockholders were not treated alike, stockholders with unexercised rights, other than the unapproved acquiror and its affiliates, would be entitled to purchase common stock of the acquiror with a value of twice the exercise price of the rights.

The Rights Plan exempts Troutman with respect to the securities it has already acquired (including the common stock issuable on exercise of Troutman's Class A and Class B Warrants). In addition, the Rights Plan permits Troutman to acquire, on or before Feb. 12, 1999, securities issued to BEA Associates, for the account of Executive Life Insurance Company of New York, under Lamonts' plan of reorganization that became effective on Jan. 31, 1998. Troutman has advised Lamonts that it has made an offer to acquire these securities, which represent approximately three percent of the common stock of Lamonts (on a fully diluted basis). The Rights Plan also exempts Specialty Investment I LLC with respect to the warrants which it acquired pursuant to the plan of reorganization, which are exercisable for approximately 19 percent of Lamonts' common stock (on a fully diluted basis).

Lamonts' board of directors may redeem the rights for a nominal amount at any time prior to an event that causes the rights to become exercisable. The rights will expire on Jan. 12, 2009.

Separately, in order to allow the board to respond in a considered and deliberative manner to stockholder nominations to the board and other stockholder proposals to be submitted at annual meetings of stockholders, the board adopted an advance notice bylaw. The advance notice bylaw generally provides that nominations or other matters for consideration at stockholders meetings must be received by Lamonts not less than 45 days and not more than 75 days from the first anniversary of the mailings of the proxy materials related to the previous year's annual meeting. Since the company did not hold an annual meeting in 1998, the bylaw amendment provides that the deadline for notice for the 1999 annual meeting is no earlier than Feb. 28, 1999 and no later than Mar. 31, 1999.

The bylaw amendments also eliminate the ability of stockholders to call a special meeting and require any stockholder who seeks to have action taken by written consent without a meeting to give the board prompt notice of its intention so that the board can set a record date to determine stockholders eligible to participate in such action.

The full details of the Rights Plan and the text of the bylaw amendments will be available in a Form 8-K to be filed with the SEC shortly.

Lamonts Apparel, Inc. operates 38 family apparel and home stores in Alaska, Idaho, Oregon, Utah and Washington. The company is well known in the Northwest as a retailer of such brand name apparel as Adidas, Alfred Dunner, Bugle Boy, Lee, Levi, Liz Claiborne, Nike, OshKosh, Rafaella, Sag Harbor and Woolrich. Lamonts is headquartered in Kirkland, Wash. in the greater Seattle area and employs approximately 1,600 people.

CERTAIN STATEMENTS IN THIS NEWS RELEASE MAY BE DEEMED TO BE FORWARD-LOOKING. SUCH FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, INCLUDING RISKS ASSOCIATED WITH UNCERTAINTIES PERTAINING TO THE OUTCOME OF THE DISCUSSIONS CONCERNING A POSSIBLE BUSINESS COMBINATION BETWEEN LAMONTS AND TROUTMAN AND THE EFFICACY OF THE COMPANY'S STOCKHOLDER RIGHTS PLAN AND BYLAW AMENDMENTS IN PROTECTING THE COMPANY'S STOCKHOLDERS. THE ACTUAL OUTCOME MAY VARY MATERIALLY.

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